EXHIBIT 10.5

Director Fee Arrangements

The board of directors of Sunshine Financial, Inc., the holding company for Sunshine Savings Bank, is identical to that of the Bank.  No board fees are paid for service on the board of directors of Sunshine Financial, Inc.

The non-employee directors of Sunshine Savings Bank receive compensation for their service on the board of directors of the Bank.  In setting their compensation, the board of directors considers the significant amount of time and level of skill required for director service.  Director compensation is reviewed annually by the compensation committee, which makes recommendations for approval by the board of directors of the Bank.  On May 31, 2011, the Board of Directors of the Bank set its compensation as follows:

•	non-employee directors receive $500 for each board meeting attended, except the chairman, who receives $600 per board meeting attended; and
•	members of the audit committee and compensation committee receive $175 for each committee meeting attended.
•	non-employee members of the executive committee receive $175 for each committee meeting attended.

Except as set forth above, the directors are not paid additional fees for service on various board committees of the Bank.  Directors who are also employees of Sunshine Savings Bank do not receive any compensation for their service on the Board of Directors.